Supplement dated May 11, 2022
to Pricing Supplement dated February 14, 2022,
Equity Index Underlying Supplement dated September 2, 2021,
 Prospectus Supplement dated September 2, 2021 and Prospectus dated
September 2, 2021 (together, the “Note Prospectus”)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333- 257113

Canadian Imperial Bank of Commerce

Capped Leveraged Barrier Notes with Averaging Dates

Linked to the S&P 500® Index due December 27, 2027

CUSIP: 13607X5R4

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, CIBCWM or any of our other affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Level for the notes was defined in the final pricing supplement dated February 14, 2022 (the “Final Pricing Supplement”) as the arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including February 10, 2022 to and including May 11, 2022, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The determination period for the Initial Level expired on May 11, 2022. The arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including February 10, 2022 to and including May 11, 2022 was 4,352.87, rounded to two decimal places.

Therefore, the Initial Level for the notes is 4,352.87.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” sections beginning on page PS-7 of the Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated February 14, 2022:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922023669/tm225015d43_424b2.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.